UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    March 27, 2009

   BSML, Inc.

(Exact name of registrant as specified in its charter)

   Utah       1-11064       87-0410364

(State or other (Commission (I.R.S. Employer

jurisdiction of file number) Identification No.)

incorporation)

301 Yamato Rd Suite 31310

   Boca Raton, Fl       33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (925) 941-6260

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2009, BSML, Inc. (the "Company") entered into a Credit Agreement (the "Credit Agreement") between the Company, in its capacity as Borrower and a third-party lender (the "Lender"). Unless otherwise defined herein, each capitalized term used herein has the meaning assigned to such term in the Credit Agreement.

The Credit Agreement provides for a four-year asset-based revolving credit facility under which up to Two Million Five Hundred Thousand Dollars ($2,500,000) will be available. Pursuant to the Credit Agreement, the Lender made initial term loans (the "Loans") to the Company, to be advanced to the Company in four installments on March 27, 2009, April 2, 2009, May 1, 2009 and June 1, 2009. The Company agreed to pay the Lender a principal amount equal to Three Million One Hundred Seventy Thousand Dollars ($3,170,000), of which Six Hundred and Seventy Thousand Dollars ($670,000) constitutes a commitment fee payable to Lender at the maturity date. The Loans mature on March 27, 2013 and bear interest at a rate of ten percent (10%) per annum, compounded monthly and payable quarterly beginning on August 1, 2009. The proceeds of the Loans will be used for working capital and other general corporate purposes.

The Company's obligations under the Credit Agreement are guaranteed by certain of the Company's subsidiaries (together with the Company, the "Loan Parties"). In addition, the Company's obligations under the Credit Agreement and the guarantee obligations of the Loan Parties are secured by a lien on substantially all of the assets of the Loan Parties, including a pledge of all of the outstanding capital stock of the Loan Parties. The terms of the security interest in assets of the Loan Parties are set forth in the Security Agreement, Patent Security Agreement and Trademark Security Agreement.

As a condition to receipt of the April 2, 2009 installment under the Loans, a portion of the proceeds of the Loans made under the Credit Agreement were used by the Company to repay in full all outstanding amounts due and owing Business Development Bank of Canada (the "BDC Loan") and secured by certain assets of the Company's wholly owned subsidiary, Pure Acquisition Co., Inc., ("Pure Acquisition"), which assets Pure Acquisition acquired pursuant to that certain Asset Purchase Agreement, dated February 10, 2009 (the "Asset Purchase Agreement") between the Company and Pure Laser Hair Removal & Treatment Clinics, Inc., an Illinois corporation ("Pure Illinois"), John Street Holdings, LLC, Delaware limited liability company ("JSH"). The Asset Purchase Agreement was approved by the United States Bankruptcy Court for the Northern District of Georgia in connection with cases pending in that court and brought by Pure Illinois, JSH and certain of the subsidiaries which are debtors-in-possession under title 11 of the United States Code, 11 U.S.C. ss 101 et seq., having filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on January 27, 2009 in the United States Bankruptcy Court for the Northern District of Georgia.

The Credit Agreement contains customary representations and warranties, events of default, affirmative covenants and negative covenants (which impose restrictions and limitations on, among other things, dividends, investments, asset sales, capital expenditures and the ability of the Loan Parties to incur additional debt and liens) and a financial maintenance covenant. The Company is permitted to prepay the loans in whole or in part at any time at its option, with no prepayment penalty.

The foregoing descriptions of the Credit Agreement, Security Agreement, Patent Security Agreement and Trademark Security Agreement do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement, the Security Agreement, the Patent Security Agreement, and the Trademark Security Agreement, all of which will be filed in an amended Current Report.

Item 1.02 Termination of a Material Definitive Agreement.

The Company applied approximately Five Hundred Twenty Thousand US Dollars ($US520,000) of the proceeds of the Loans made under the Credit Agreement to pay in full the BDC Loan and satisfy all obligations of Pure Acquisition under the BDC Loan, as set forth under "Item 1.01. Entry into a Material Definitive Agreement." This repayment represented a deep discount on the outstanding balance of the BDC Loan and the BDC Loan was terminated effective April 2, 2009.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under "Item 1.01. Entry into a Material Definitive Agreement" is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 2, 2009

BSML, Inc.

By:  /s/ Jeffrey Nourse

Jeffrey Nourse

Chief Executive Officer